Investor Relations Contacts Kate Sidorovich (415) 445-3236 kate@marketstreetpartners.com Jon Avidor (415) 445-3234 jon@marketstreetpartners.com

Jazz Technologies, Inc. Announces Preliminary Fourth Quarter Financial Results

Newport Beach, CA - (January 10, 2008) - Jazz Technologies (Amex: JAZ) today issued preliminary results for the quarter ended December 28, 2007. The company expects to release its full Q407 results on February 13, 2008 and will hold a conference call on that date.

Based on preliminary, unaudited financial results, the company currently expects to report fourth quarter revenues of $54.5 to $55 million, on the upper end of the guidance of $53 to $55 million provided on October 25, 2007.

The company expects EBITDA and free cash flow, both non-GAAP financial measures, to continue to be positive again in the fourth quarter, and expects to show a net loss for the fourth quarter on a GAAP basis.

During the fourth quarter, the company’s utilization rate continued to increase reaching approximately 93%.

As of December 28, 2007, the company had approximately 19 million common shares and 33 million warrants outstanding with an exercise price of $5 dollars. This represents a significant reduction in the number of shares and warrants outstanding due to the buy-back program authorized by Jazz Technologies' Board of Directors on January 11, 2007. Cumulative repurchases under the program, as of December 28, 2007, were approximately 8.5 million common shares and approximately 25.1 million warrants.

At the end of the fourth quarter, Jazz Technologies had approximately $10.9 million in cash and cash equivalents. Total debt on the balance sheet was $141.2 million, representing $133.2 million of the convertible senior notes and $8 million drawn against the line of credit.

EBITDA and Free Cash Flow

This press release contains references to certain non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (EBITDA minus net cash interest expense and sustaining capital expenditures). Jazz Technologies’ management believes that EBITDA provides insight into the company’s ability to service its indebtedness and free cash flow provides insight into the amount of cash that the company has available for discretionary uses after expenditures for interest and sustaining capital expenditures. In addition, these measures are presented because they are frequently used by securities analysts, investors and others in the evaluation of semiconductor companies.

Neither EBITDA nor free cash flow is defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of the company’s profitability. EBITDA and free cash flow may not be comparable to similarly titled measures used by other companies.

About Jazz Technologies and Jazz Semiconductor

Jazz Technologies™ (AMEX: JAZ) is the parent company of Jazz Semiconductor, Inc.  Jazz Semiconductor® is the leading independent wafer foundry focused on analog-intensive mixed-signal (AIMS) CMOS process technologies. The company's broad product portfolio includes RFCMOS and specialty CMOS technologies, such as SiGe, BiCMOS, and High Voltage CMOS. These technologies are designed for customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz customers target the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz executive offices and its U.S. wafer fabrication facilities are located in Newport Beach, CA. Jazz Semiconductor also has engineering, manufacturing, and sales support in Shanghai, China. For more information, please visit http://www.jazztechnologies.com and http://www.jazzsemi.com.

Forward-looking Statements

This press release, and other statements made by Jazz Technologies or Jazz Semiconductor, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to revenues, net loss, EBITDA, utilization rates, free cash flow, cash on hand and debt obligations expected to be reported in Jazz Technologies fourth quarter financial results. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “expect,” “anticipate,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” “result” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Forward-looking statements are based largely on expectations and projections about future events and future trends and are subject to numerous assumptions, risks and uncertainties, which change over time. Jazz Technologies’ expected financial results are preliminary and have not been finalized, and are subject to audit and may be subject to adjustments. The company’s final financial results may differ materially from the results presented in this press release. Jazz Technologies’ filings with the SEC are accessible on the SEC’s website at http://www.sec.gov. Forward-looking statements speak only as of the date they are made.